CONSULTING AGREEMENT

This agreement (the "Agreement") made as of the 12th day of December 2017, by and between the following parties, namely:
HCi Viocare, a company incorporated under the laws of the State of Nevada, USA, having its registered office at 123 W. Nye Lane, Suite 129, Carson City, NV 89706, U.S.A. (the "Company")
and

Paraskevi Pilarinou, resident of 34 Proikonnissou st. N. Smyrni, 17124 Greece, holder of the ID No. ………………, issued on ………….. by the P.D. of ………………. (the "Consultant").

WHEREAS
A.
The Company is a US reporting company carrying on the business of health care services on Prosthetics, Orthotics, Rehabilitation, Diabetes and the research and development of IP opportunities on the above-mentioned field.

B.	The Company wishes to retain the Consultant to provide services to the Company as more particularly described in Contract Services, as defined herein;
C.	The Consultant has agreed to provide the services and has agreed to act as a consultant to the Company, and its affiliates, in accordance with the provisions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereafter set forth, the parties do hereby covenant and agree as follows:

1. APPOINTMENT AND DUTIES

1.1 Appointment and Duties. The Company hereby retains the Consultant to personally render to the Company the services described in the Consulting Services Description attached hereto as Exhibit A (the "Contract Services").
1.2 Variation. The particulars of the Contract Services may be amended upon mutual written agreement without thereby terminating this Agreement, and, notwithstanding any such amendment, the Contract Services shall be construed as continued under this Agreement as modified unless, and until, this Agreement is formally terminated in writing or expires.
1.3 Independent Contractor. The Consultant shall be an independent contractor and not the servant, employee or agent of the Company. The Consultant shall perform the services and discharge her related duties under the general direction of the proper officers of the Company and shall be subject to the control of the Board of Directors or the senior executives of the Company ("CEO") in respect of the manner in which she performs the Contract Services or otherwise carries out the instructions and directions to be given from time to time in relation to the Contract Services. Except as specifically provided in this Agreement, the Consultant will not be eligible for, and hereby knowingly and voluntarily waives, any and all employee benefits that Company provides to its common law employees, nor will Company make deductions from payments made to Consultant for taxes, including without limitation, local state or federal sales, use, excise, personal property or other similar taxes or duties, all of which will be Consultant's responsibility. Consultant shall be solely responsible for and shall make proper and timely payment of any withholding or other taxes, such as the Consultant's estimated state and federal income taxes and self-employment tax. Consultant agrees to indemnify and hold Company harmless from any liability for, or assessment of, any such taxes imposed on Company by relevant taxing authorities. Consultant will have no authority to enter into contracts that bind Company or create obligations on the part of Company without the prior written authorization of the Company.
2. TERM

Term. The Consultant shall provide the Contract Services in accordance with the provisions of this Agreement during the term commencing on January 2, 2018 (the "Commencement Date") and, except in the case of earlier termination as hereinafter specifically provided for, shall continue for a period of three (3) years (the "Term") until January 1, 2021 (the "Termination Date"). The Term maybe extended or renewed by mutual agreement upon the within terms, or such other terms, as the parties may agree in writing.

3. TIME AND PLACE OF SERVICE

3.1 Time of Performance. Unless otherwise provided in Contract Services, the Consultant shall perform the Contract Services at such times and during such hours as the proper officers of the Company may request and that are commensurate with prevailing industry standards and practice for the performance of such services in accordance with sound and efficient business practice.
3.2 Place of Service. The Consultant acknowledges that in providing services, the Consultant may be required from time to time to travel and provide services elsewhere than at the Consultant's principal offices, and/or other branch offices as may be established, and the Consultant agrees to such amount of travel away from the principal office of the Company as may be reasonably necessary for the purposes of the Company's business and the Company agrees to reimburse all reasonable travel and related expenses incurred by the Consultant in that regard provided that such travel and expenses are pre-approved by the Company.
3.3 Reports and Ownership. The Consultant shall from time to time upon the request of the CEO, or other executive officers of the Company, fully inform such officers of the work done and to be done by the Consultant in connection with the provision of the Contract Services in such detail as may be reasonably requested and permit the Company, and its officers, and other representatives, at all reasonable times to inspect, examine, review and copy all findings, data, specifications, drawings, reports, analyses, documents, financial, operating, technical and other information whether complete or incomplete (collectively the "Material") that have been produced, received or acquired by the Consultant, or provided by the Company, or third parties to the Consultant, as a result of this Agreement. All such Material, and any equipment, machinery or other property provided by the Company to the Consultant as a result of this Agreement, shall be the exclusive property of the Company and shall be immediately delivered by the Consultant to the Company, or its representatives, upon giving notice to the Consultant requesting delivery of the Material, equipment, machinery, or other property, whether that notice is given before, upon, or after the expiration or sooner termination of this Agreement.
3.4 Conflict of Interest. The Consultant shall refer to the CEO, or the executive officers of the Company, for consideration of all matters and transactions in which the Consultant is, or may intend to be, involved and in respect of which a real, or perceived, conflict of interest between the Consultant and the Company, or another client of the Consultant, and the Company may arise, however remote the possibility, and shall not continue or proceed with such matters, or transactions, until the written approval of the CEO, or the proper executive officers, is obtained. Nothing in this subsection 3.4 is intended to limit in any way the Consultant's fiduciary obligations and duties to the Company which may arise by law or in equity.
4. REMUNERATION AND BENEFITS

4.1 Fees. The remuneration of the Consultant for the services to be rendered to the Company under this Agreement shall be Euro two thousand (2.000,00 €) per month, payable in advance on the 1st day of each month by check or wire transfer to such address or bank as provided by the Consultant. The Consultant shall be awarded two million (2,000,000) common shares upon execution of this Agreement.
4.2 Expenses. The Company shall reimburse the Consultant for all reasonable and documented travel related and business expenses which shall incur in relation to the Company's business in the performance of the Contract Services. All expenses shall be prior approved by the Company.
5. TERMINATION

5.1 Termination Date. This Agreement is to conclude at the Termination Date unless terminated earlier as set forth below. The Consultant agrees that no additional advance notice or fees in lieu of notice are required in the event the relationship terminates at the Termination Date.
5.2 Termination by the Consultant. The Consultant may terminate this Agreement by giving written notice of termination to the Company if the Company is in material default of any of its obligations under Section 4 hereof and fails to cure such default within thirty (30) days of delivery of a notice of default in writing to the Company from the Consultant.
5.3 Termination by the Company. The Company may immediately without any notice terminate this Agreement and the engagement of the Consultant hereunder if the Consultant is in material default of any of its obligations under this Agreement or in breach of any of the terms of this Agreement. Also, the Company may terminate this Agreement at any time without cause, or reason, upon giving thirty (30) days prior notice in writing to the Consultant.

5.4 Effective of Termination. Subject to section 5.3, upon termination of this Agreement, the Consultant shall be entitled to the remuneration, and any other benefits, and any reasonable accrued expenses incurred on behalf of the Company, due to the Consultant up to and including the date of termination. The termination of the Consultant's engagement under this Agreement shall not end the obligations of the Consultant under Section 6, which obligation shall continue and survive such termination.
5.5 Resignation and Surrender of Documents. Upon any termination of this Agreement, including expiration of the Term without renewal, the Consultant shall, unless otherwise requested by the Company, return to the Company, promptly upon the Company's written request therefore, any equipment, documents, photographs, all books of account, records, reports and any other property containing Confidential Information which were received by Consultant pursuant hereto without retaining copies thereof.
6. CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANT

6.1 Confidential Information. The Consultant understands that Confidential Information received by the Consultant in the course of the engagement with the Company is considered by the Company to be confidential in nature and must be treated as such. In consideration for being engaged as a consultant by the Company as aforesaid, the Consultant agrees to the covenants herein, and shall not, without the express written consent of the Company, use Confidential Information for any purpose other than to provide the consulting services for the benefit of the Company, or for which Consultant is engaged.

The Consultant acknowledges the following:

(a)
In connection with providing the Contract Services, the Consultant will have access to financial, operating, technical, and other information concerning the Company (which for the purposes of this Section includes subsidiaries and affiliates of the Company) and its business opportunity and assets and which is either; non-public, confidential, or proprietary in nature. All such information furnished to the Consultant by the CEO, or any other executives of the Company, or any of its officers, consultants, advisors or other representatives, and all analyses, compilations, data, studies, or other documents made available to the Consultant, or prepared by the Consultant in connection with providing the Contract Services, are hereinafter collectively referred to as the "Confidential Information".

(b)	The Confidential Information shall include any company information transferred and/or retained orally, visually, electronically or by any other means.
(c)
The Company is a reporting issuer and the Consultant acknowledges that there will be restrictions on the purchase, or sale, of Company securities imposed by applicable Canadian and United States securities laws and other domestic and foreign laws relating to the possession of material information about a public company which has not previously been made available to the public at large.

(d)
The Consultant agrees not to sell, pledge, hypothecate or otherwise transfer or dispose of, or offer for sale, or solicit offers to purchase, any securities of the Company while Consultant is in possession of any material non-public information.

6.2 Non-Disclosure. In relation to Confidential Information, the Consultant agrees as follows:

(a) The Consultant shall keep in confidence all Confidential Information.
(b)
The Consultant shall not, either during the term of this Agreement, or at any time thereafter, disclose, or reveal, in any manner whatsoever the Confidential Information to any other person, except as required to carry out the terms of its engagement, or as required by law, nor shall the Consultant make any use thereof, directly or indirectly, for any purpose other than the purposes of the Company and the Consultant shall not disclose, or use for any purposes, other than those of the Company, the Confidential Information. The term "person" as used in this Section 6 shall be interpreted very broadly and shall include without limitation any corporation, company, joint venture, partnership or individual.

(c)
In the event that this Agreement is terminated, for any reason whatsoever, the Consultant shall return to the Company, promptly upon the Company's written request therefore, any documents, photographs, magnetic tapes, computer disks and other property containing Confidential Information which were received by the Consultant pursuant hereto, or prepared by the Consultant in the course of providing the Contract Services, without retaining copies hereof.

6.3 Public Domain. The provisions of this Section 6 relating to Confidential Information will not apply to any part of such Confidential Information which the Consultant can clearly demonstrate, to the satisfaction of the Company, is now, or subsequently becomes, part of the public domain through no violation of the provisions hereof or was in the Consultant's lawful possession prior to its disclosure to Consultant by the Company.
6.4 The Consultant agrees not to use, without prior written consent of Company, in advertising, publicity or otherwise, the name of Company or refer to the existence of this Agreement in press releases, advertising, or materials distributed to prospective customers.
7. RELEASE AND INDEMNITY

7.1 Release. The Consultant releases and forever discharges the Company from all actions, causes of action, claims and demands, for or by reason of any damage, loss or injury to the person and property of the Consultant or any consequential damage flowing from such damage, loss or injury which may be sustained in respect of any incident during the term of this Agreement.
7.2 Indemnity. The Consultant shall indemnify and hold harmless the Company, its agents and employees from and against all claims, demands, losses, costs, damages, actions, suits or proceedings by third parties that  shall arise out of, or be attributable to, the Consultant's performance of services under this Agreement, including without limitation Company shall be entitled to specific performance and enforcement of the terms hereof those relating to bodily injury, sickness, disease or death of the Consultant or loss or damage or destruction of property of the Consultant.
The Company agrees to save and hold harmless the Consultant from, and against, any and all claims, causes of action, lawsuits, losses, and liability brought or assessed by third parties against the Company, its principals and shareholders, and the Consultant arising out of any damage or injury occasioned by or in connection with the Consultant's performance of the Contract Services, and from and against all liability for costs, fees, and legal expenses in connection herewith, except in the event Consultant should be found guilty of willful misconduct or gross negligence.
The Company shall assume all obligations and liability associated with regulatory compliance in all applicable jurisdictions as relate to securities laws and other regulations that shall govern the operation, financing, and corporate governance of the Company. The Consultant shall not be asked to perform any tasks, or duties, that would contravene such regulations.
8. NOTICE
Any notice or other writing required, or permitted, to be given hereunder shall be deemed to be sufficiently given if delivered, or if mailed by registered mail, or by e-mail, addressed as follows:

In the case of the Company:                                              HCi Viocare
2A Kolokotroni st.
17563 P. Faliro
Greece

In the case of the Consultant:                                            Paraskevi Pylarinou
…………….. st.,
………………..
Greece
Any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the date of receipt of such mailing or, if via facsimile, on the date of actual receipt of such e-mail. In case of any change of contact details, the parties shall duly notify each other in writing, for the purpose of this Section.

9. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the services of the Consultant to be provided to the Company, and supersedes all prior agreements, representations, understanding and commitments, whether oral or written. This Agreement may not be amended except by way of an instrument in writing executed by both parties.
10. NON-WAIVER

Any condoning, excusing or overlooking by the Company of any default, breach, or non-observance by the Consultant at any time, or times, in respect of any agreement, proviso, or condition contained in this Agreement shall not operate as a waiver of the Company's rights under this Agreement in respect of any subsequent default, breach or non-observance nor as to defeat or affect in any way the rights of the Company under this Agreement in respect of any subsequent default, breach, or non-observance.
11. HEADINGS

The headings to the sections in this Agreement have been inserted as a matter of convenience and are for reference only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision of it.
12. ILLEGALITY

Should any provision, or provisions, of this Agreement be illegal or not enforceable, it, or they, shall be considered separate and severable from this Agreement and its remaining provisions shall remain in force and be binding upon the parties as though this provision or provisions had never been included.
13. GOVERNING LAWS

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, U.S.A., without regard to any choice of law or conflict of law provisions thereof.
14. ARBITRATION

Any dispute or claim arising out of, or in connection with, any provision of this Agreement, excluding the Company's right to seek injunctive relief under Section 6 hereof, will be finally settled by binding arbitration in the county in which the principal executive offices of the Company are located in accordance with the rules of the American Arbitration Association. The parties shall mutually agree on one arbitrator. The arbitrator shall apply Nevada law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary, or interim, equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.
15. SUCCESSORS AND ASSIGNS

15.1 This Agreement shall not be assignable by either party; provided, however, that if the Company shall merge into, or consolidate with, or transfer substantially all of its assets to, another corporate, or business entity, this Agreement shall run to the benefit of and may be assigned to the Company's successors resulting from such merger, consolidation or transfer.

15.2 Except as otherwise provided in this Agreement, all terms of this Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto and shall ensure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
16. ADVICE OF COUNSEL

Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.
17. COUNTERPARTS

This Agreement may be signed in one or more counterparts, each of which may be executed and delivered via facsimile with the same validity as if it were a manually executed document.
IN WITNESS WHEREOF the parties, intending to be contractually bound have executed this Agreement hereof as of the date first written above

The "COMPANY"	The "CONSULTANT"

/s/Sotirios Leontaritis	/s/Paraskevi Pylarinou
Name: Sotirios Leontaritis	Paraskevi Pylarinou
By its: President & CEO

Exhibit "A"
Contract Services Description
Financial Controller